EXHIBIT 19.1

EAGLE MATERIALS INC.

POLICIES & PROCEDURES MANUAL

POLICY #: COR-04	SCOPE: See “Persons Subject to the Policy” below	SUPERSEDES: August 5, 2022
APPROVED:	SUBJECT: Insider Trading; Pre-Clearance and Blackout Procedures	EFFECTIVE DATE: November 1, 2023 (Date of Board Approval)

PURPOSE

Maintaining the confidence of stockholders and the public markets is important. This Insider Trading Policy provides guidelines with respect to transactions in the securities of Eagle Materials Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which we engage in transactions or have a business relationship. The Company’s Board of Directors has adopted this policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

PERSONS SUBJECT TO THE POLICY

This policy applies to all employees, independent contractors and consultants of the Company and its subsidiaries and all members of the Company’s Board of Directors (collectively referred to as “Company Persons”). This policy also applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company Securities) (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this policy and applicable securities laws as if the transactions were for your account.

This policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities,” and together with Company Persons and Family Members, “Covered Persons”), and transactions by these Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account. Each Company Person is responsible for making sure that he or she complies with this policy and that any Family Member and Controlled Entities also complies with this policy.

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TRANSACTIONS SUBJECT TO THE POLICY

This policy applies to transactions in the Company’s securities (collectively referred to in this policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including, but not limited to, bonds, preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. Transactions subject to this policy include purchases, sales and bona fide gifts of Company Securities.

INDIVIDUAL RESPONSIBILITY

Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Covered Persons must not engage in illegal trading and even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for integrity and ethical conduct. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer (as defined below) or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable laws. In addition to criminal and civil penalties and damage to reputation, violation of this policy may result in termination of employment.

ADMINISTRATION OF THE POLICY

The Company’s General Counsel shall serve as the Compliance Officer for the purposes of this policy, and in his or her absence or unavailability, another attorney in the Company’s legal department or another employee designated by the Compliance Officer shall be responsible for administration of this policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

STATEMENT OF POLICY

It is the policy of the Company that no Covered Person who is aware of material nonpublic information relating to the Company may, directly or indirectly through Family Members or Controlled Entities:

1. Engage in transactions in Company Securities, except as otherwise specified in this policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”

2. Recommend that others engage in transactions in any Company Securities;

3. Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4. Assist anyone engaged in the above activities.

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In addition, to the extent a Covered Person learns of material nonpublic information about a company (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with the Company, they may not engage in transactions in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for integrity and ethical conduct.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

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Projections of future earnings or losses, or other earnings guidance;
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Earnings that have not been publicly announced;
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A pending or proposed merger, acquisition or tender offer;
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A pending or proposed acquisition or disposition of a significant asset;
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A pending or proposed joint venture;
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A Company restructuring;
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Significant related party transactions;
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A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
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Bank borrowings or other financing transactions out of the ordinary course;
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The establishment of a repurchase program for Company Securities;
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A change in management;
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A change in auditors or notification that the auditor’s reports may no longer be relied upon;
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Pending or threatened significant litigation, or the resolution of such litigation;
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Impending bankruptcy or the existence of severe liquidity problems;

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The gain or loss of a significant customer or supplier;
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A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
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The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, information must be widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional bankers.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the first full trading day after the information is released. If, for example, the Company were to make an announcement on a Monday afternoon, you should not trade in the Company’s securities until Wednesday. If an announcement were made on a Friday morning before the market opens, Monday generally would be the first eligible trading day. Depending on particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Disclosure of Information to Others. Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

Please consult the Company’s Regulation FD policy (COR-07) for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.

TRANSACTIONS UNDER COMPANY PLANS

Stock Option Exercises. This policy does not apply to a Company Person’s exercise of a stock option, the exercise of a tax withholding right pursuant to which the Company Person elects to have the Company withhold shares subject to an option to satisfy tax withholding requirements, or the tendering of shares of the Company’s common stock (including by attestation) to the Company to pay or satisfy all or a portion of (a) the exercise price of a stock option or (b) tax withholding requirements. This policy does apply,

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however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock.

401(k) Plan. This policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

PROHIBITED TRANSACTIONS

The Company considers it improper and inappropriate if the persons subject to this policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this policy may not engage in any of the following transactions:

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer of employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense pf the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collar and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

Margin Accounts and Pledges. Company Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Company Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on

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the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities pursuant to blackout restrictions. Thus, Covered Persons are prohibited from pledging Company Securities as collateral for a loan. Additionally, Company Securities may not be held in a margin account.

SPECIAL TRANSACTIONS

Due to the general lack of control over the timing of the transaction and the potential for execution at a time when you are in possession of material nonpublic information, standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans, as described below) create heightened risks for insider trading violations and should be used only for a brief period of time and otherwise in compliance with this policy.

ADDITIONAL PROCEDURES

All directors and officers of the Company, any Section 16 insiders who are not employees of the Company, and any other officer or employee of the Company or its subsidiaries designated by the Compliance Officer from time to time, are covered by the following additional procedures.

Pre-Clearance Procedures. Such persons, as well as Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer as far in advance of the proposed transaction as reasonably practicable. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company. To the extent there is any doubt as to what is considered material nonpublic information, the requestor should describe fully those circumstances to the Compliance Officer. The requestor should also be prepared to comply with Securities Act Rule 144 and Section 16 of the Exchange Act (if applicable) at the time of any transaction.

The Compliance Officer is under no obligation to approve any trade. If a request for pre-clearance does not receive a response, the request will be deemed to have been denied. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within two business days of receipt of pre-clearance, unless an exception is granted or the person becomes aware of material nonpublic information before the trade is executed, in which case the preclearance is void and the trade must not be completed. If transactions are not effected within the time limit, pre-clearance must be requested and approved in writing again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she must refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. The requestor shall ensure that the Compliance Officer is provided with transaction details following completion of any pre-cleared transaction.

The Compliance Officer may not trade in Company securities unless the CEO or CFO has approved the trade(s) in accordance with the procedures set forth herein.

Quarterly Blackout Periods. Covered Persons may not conduct any transactions involving Company Securities (other than as specified by this policy) during the period beginning on the 20th day of the third month of the quarter and ending after the first full trading day following the release of the Company’s earnings for that quarter.

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Event-Specific Blackouts. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees (an “Event-Specific Blackout”). So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not engage in transactions in Company Securities. The existence of an Event-Specific Blackout will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in Company Securities due to an Event-Specific Blackout, you should not trade while aware of material nonpublic information.

Exceptions. The quarterly blackouts and Event-Specific Blackouts do not apply to those transactions to which this policy does not apply, as described above under the heading “Transactions Under Company Plans.” Further, the requirement for pre-clearance, the quarterly trading blackouts and Event-Specific Blackouts do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

RULE 10b5-1 PLANS

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and must be in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans.” If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with this policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Compliance Officer. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

The plan must include a cooling-off period before trading can commence that, for directors and Section 16 officers, ends on the later of 90 days after the adoption of the plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors and Section 16 officers, 30 days following the adoption or modification of a plan. A person may not enter into overlapping plans (subject to certain exceptions) and may only enter into one single-trade plan during any 12-month period (subject to certain exceptions). Directors and Section 16 officers must include a representation in their plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. Directors and Section 16 officers shall make similar representations to the Company as provided in the Company’s “Guidelines for Rule 10b5-1 Plans.” All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan must be submitted for approval prior to entry into, or the modification or termination of, the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

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POST-TERMINATION TRANSACTIONS

This policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any blackout periods applicable at the time of the termination of service.

CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by federal, state and foreign laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish both the Company’s and an individual’s reputation and cause irreparable damage.